Exhibit 16.1

Tel: +61 7 3237 5999 Fax: +61 7 3221 9227 www.bdo.com.au	Level 18, 360 Queen Street Brisbane QLD 4000 GPO Box 457 Brisbane QLD 4001 Australia

Letter to Confirming Termination of Client-Auditor Relationship

11 March 2026

Mr. Gary Seaton, Board Chairman

Mr. Long Yi, Audit Committee Chairman

Mr. Saw Khoon Ming, Co-Chief Executive Officer

Mr. Amarjeet Singh, Chief Financial Officer

Australian Oilseeds Holdings Limited

126 – 142 Cowcumbla Street

Cootamundra, NSW, Australia

Dear Mr. Seeton, Mr. Yi, Mr. Koon Ming, and Mr. Singh

This is to confirm that the client-auditor relationship between Australian Oilseeds Holdings Limited and BDO Audit Pty Ltd has ceased.

Sincerely,

BDO Audit Pty Ltd

/s/ Nigel Batters

Nigel Batters

Director

Cc:	PCAOB Letter File

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation.